Exhibit 99.1

FTHM: CEO Transition Employee Memo

Dear Fathom family,

You may have seen our press release (pasted below) this morning announcing a decision that marks a new beginning in our company's remarkable journey. After careful consideration, it is my honor to announce that our President and CFO, Marco Fregenal will be stepping into the role of CEO, and I will continue to serve as Fathom’s Founder. Marco has been my partner in this journey and has shared the role of visionary since near the beginning. He has led by my side with wisdom and dedication and his principles of love and service mirror my own. Marco’s thoughtful approach to servant leadership assures me that our company will retain the foundation that has made it great. Our leadership team is exceptional, and I have complete confidence in their ability to build on my vision for Fathom and propel us to new heights. I fully expect us to continue our trajectory of innovation and success.

Please know that while Marco is becoming CEO, I am not leaving Fathom. I want to make it clear that my decision to step out of the CEO role is born out of a need to rebalance my time and energy to focus on my family. The Board and I have reached an agreement that keeps the door open for me to return as CEO and Chairman of the Board when circumstances allow.

So, what does this mean for you?

Fathom will continue to operate as it does today, with minimal impact to our day-to-day operations. As I transition into my new role within the company, I want to reassure all our agents and employees that you will actually see more of me, not less. Not only will this change allow me more time to devote to my family, it will also allow me to devote more time to my Fathom family by serving our people directly, and nurturing the culture that makes our company great. I will also spend more time focusing on accelerating Fathom’s agent growth with the goal of returning to our historical agent growth rate of 30-40%. I believe there is an enormous opportunity in front of Fathom to take greater market share and better position Fathom for the future.

I will continue to lend my voice and experience to our leadership team, attending and speaking at industry events, and continue to represent the values and mission of Fathom. I will always be the founder, and I am still, by far, the largest shareholder. Transition is simply a part of growth, and I know our future remains bright.

Since I know the real estate industry so well, I felt it was important to address the elephant in the room, or more accurately, the one that isn’t there. There are no scandals or wrongdoing prompting this change. There's no juicy story or news headline waiting to rear its head. So, for those who love some tasty gossip, I’m afraid I’m going to disappoint them. There’s no hidden tale of intrigue no matter what our competitors try to convince people of.

Consistent with normal practice and policy, if you receive inquiries from the media, please do not comment and instead, direct inquiries to Julie Pierson-Fields (jpfields@fathominc.com).

Thank you for the support, dedication, and energy you contribute to our shared vision for the industry. Let's look forward to the future with optimism… after all, we’ve got a legacy to continue building.

In your service,

Josh Harley, Founder

FATHOM HOLDINGS

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